June 13, 2001



Corporate Property Associates 12 Incorporated
50 Rockefeller Plaza
New York, NY 10020

Ladies and Gentlemen:

               We have acted as counsel to Corporate Property Associates 12 Incorporated, a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of up to 5,000,000 shares of the Company's common stock (the "Shares") pursuant to the Company's Dividend Reinvestment and Share Purchase Plan.

               In rendering this opinion, we have examined such records, certificates and other documents that we have deemed necessary or appropriate for purposes of this opinion. Our opinion is qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Maryland.

               Based upon and subject to the limitations stated herein, it is our opinion that the Shares which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

               This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.




                                     2500 One Liberty Place       Delaware
                                         1650 Market Street       New Jersey
                                Philadelphia, PA 19103-7301       New York
                                               215.851.8100       Pennsylvania
                                           Fax 215.851.1420       United Kingdom
                                                                  Virginia
                                                                  Washington, DC

                                                       r e e d s m i t h . c o m

"Reed Smith" refers to Reed Smith LLP and related entities.

PHLLIB-Exhibit5-1.doc-
June 13, 2001  4:52 PM


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Corporate Property Associates 12 Incorporated                         Reed Smith
Reed Smith
June 13, 2001
Page 2


               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                    Very truly yours,



                                   /s/ Reed Smith LLP
                                   ------------------
                                   Reed Smith LLP


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